Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2008, relating to the consolidated financial statements of Thomas Weisel Partners Group, Inc. and Subsidiaries, and the effectiveness of Thomas Weisel Partners Group, Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thomas Weisel Partners Group, Inc. and Subsidiaries for the year ended December 31, 2007 (File No. 000-51730), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
May 28, 2008